As filed with the Securities and Exchange Commission on March 25, 2004
                                                     Registration No. 333-112601
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                             _______________________

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                             _______________________

                               VAIL RESORTS, INC.
             (Exact name of registrant as specified in its charter)

            Delaware                                7990                          51-0291762
(State or other jurisdiction of         (Primary Standard Industrial           (I.R.S. Employer
 incorporation or organization)         Classification Code Number)         Identification Number)


                             _______________________

                                Post Office Box 7
                              Vail, Colorado 81658
                                 (970) 845-2500
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             _______________________

                              Martha D. Rehm, Esq.
                    Senior Vice President and General Counsel
                               Vail Resorts, Inc.
                                Post Office Box 7
                              Vail, Colorado 81658
                                 (970) 845-2500
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             _______________________
                                    Copy to:
                              James J. Clark, Esq.
                             Luis R. Penalver, Esq.
                           Cahill Gordon & Reindel LLP
                                 80 Pine Street
                            New York, New York 10005
                                 (212) 701-3000
                             _______________________

     Approximate date of commencement of proposed issuance of the securities to the public: From time to time after the effective date of this Registration Statement as determined in light of market and other conditions.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                             _______________________

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                  Subject to Completion. Dated March 25, 2004.

                               VAIL RESORTS, INC.

                                  $100,000,000

                                 DEBT SECURITIES
                                 PREFERRED STOCK
                                  COMMON STOCK
                                  _____________

Vail Resorts, Inc. from time to time may offer to sell debt securities, preferred stock or common stock, including common stock issuable upon the conversion of debt securities or preferred stock or as payment of dividends on, or redemption or repurchase of, preferred stock, or any combination of the foregoing. The total amount of these securities will have an initial aggregate offering price of up to $100,000,000, or the equivalent amount in other currencies, currency units or composite currencies. Our common stock is listed on the New York Stock Exchange and trades under the symbol "MTN".

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in the applicable prospectus supplement. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

An investment in the debt securities, preferred stock or common stock involves a high degree of risk. You should carefully consider the risk factors beginning on page 4 of this prospectus and any other information in this prospectus or any prospectus supplement before deciding to purchase the debt securities, preferred stock or common stock.

                                  _____________

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                  _____________

                  This prospectus is dated (___________), 2004.

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----

ABOUT THIS PROSPECTUS.........................................................1
FORWARD-LOOKING STATEMENTS....................................................1
VAIL RESORTS, INC.............................................................3
RISK FACTORS..................................................................4
RATIO OF EARNINGS TO FIXED CHARGES...........................................14
USE OF PROCEEDS..............................................................14
PLAN OF DISTRIBUTION.........................................................14
DESCRIPTION OF DEBT SECURITIES WE MAY OFFER..................................15
DESCRIPTION OF PREFERRED STOCK WE MAY OFFER..................................26
DESCRIPTION OF COMMON STOCK WE MAY OFFER.....................................28
LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE......................................31
VALIDITY OF SECURITIES.......................................................33
EXPERTS......................................................................33
WHERE YOU CAN FIND MORE INFORMATION..........................................33
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............................33

                              ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration or continuous offering process. Under this shelf process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings up to a total U.S. dollar equivalent of $100,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC web site or at the SEC office mentioned under the heading "Where You Can Find More Information."

When acquiring any securities discussed in this prospectus, you should rely only on the information provided in this prospectus and the prospectus supplement, including the information incorporated by reference. Neither we, nor any underwriters or agents have authorized anyone to provide you with different information. We are not offering the securities in any state where such an offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement, or any document incorporated by reference, is truthful or complete at any date other than the date mentioned on the cover page of those documents.

Unless otherwise mentioned, or unless the context requires otherwise, all references in this prospectus to "Vail Resorts," "we," "us," "our" or similar references mean Vail Resorts, Inc. together with its subsidiaries.

                           FORWARD-LOOKING STATEMENTS

This prospectus contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than statements of historical fact are "forward-looking statements" for purposes of federal and state securities laws. Forward-looking statements may include the words "may," "will," "plans," "estimates," "anticipates," "believes," "expects," "intends" and similar expressions. Although we believe that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected or assumed in our forward-looking statements. These factors, risks and uncertainties include, among others, the following:

     o    the existing SEC formal investigation of us;

     o    economic downturns;

     o    terrorist acts upon the United States;

     o    threat of or actual war;

     o    unfavorable weather conditions;

     o our ability to obtain financing on terms acceptable to us to finance our capital expenditure and growth strategy;

     o    our ability to develop our resort and real estate operations;

     o    competition in our Mountain and Lodging businesses;

     o    our reliance on government permits for our use of federal land;

     o    our ability to integrate and successfully operate future acquisitions;

     o    adverse consequences of current or future legal claims; and

     o    adverse changes in the real estate market.

Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition. We do not intend, and we undertake no obligation, to update any forward-looking statement. We urge you to review carefully "Risk Factors" in this prospectus for a more complete discussion of the risks of an investment in our securities.

                               VAIL RESORTS, INC.

We were organized as a holding company in 1997 and operate through various subsidiaries. Our operations are grouped into three segments: Mountain, Lodging and Real Estate, which represented approximately 66.2%, 22.5% and 11.3%, respectively, of our revenues for the 2003 fiscal year. Our Mountain segment owns and operates five premier ski resort properties which provide a comprehensive resort experience throughout the year to a diverse clientele with an attractive demographic profile. Our Lodging segment owns and/or manages a collection of luxury hotels, a destination resort at Grand Teton National Park and a series of strategic properties located in proximity to our mountain operations. Our Real Estate segment holds, develops, buys and sells real estate in and around our resort communities.

Our principal office is located at Vail Resorts, Inc., 137 Benchmark Road, Avon, Colorado 81620, and our telephone number is (970) 845-2500. Our Internet website address is www.vailresorts.com.

                                  RISK FACTORS

In addition to the other information in this prospectus and the documents incorporated and deemed to be incorporated herein, you should carefully consider the following risks before making an investment decision. Our business, financial condition and results of operations could be harmed were any of the following risks or uncertainties to develop into actual events. In such case, the value of our securities could decline and you might lose all or part of your investment. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business.

Risks Related to Our Business

Our business is seasonal. Our Mountain and Lodging operations are seasonal in nature. In particular, revenues and profits for all of our Mountain and most of our Lodging operations are substantially lower, and historically result in losses, from late spring to late fall. Conversely, Grand Teton Lodge Company ("GTLC") and certain managed properties' peak operating seasons occur during the summer months while the winter season generally results in operating losses. However, revenues and profits generated by GTLC's summer operations and management fees from those managed properties are not sufficient to fully offset our off-season losses from our Mountain and other Lodging operations. During the 2003 fiscal year, 76% of total Resort (Mountain and Lodging combined) revenues were earned during the second and third fiscal quarters. Quarterly results may also be materially affected by the timing of snowfall and other unforeseen external factors. Therefore, the operating results for any three-month period are not necessarily indicative of the results that may be achieved for any subsequent fiscal quarter or for a full fiscal year.

We are subject to unfavorable weather conditions. The ability to attract visitors to ski resorts is influenced by weather conditions and by the amount and timing of snowfall during the ski season. Unfavorable weather conditions can adversely affect skier visits, and adversely affect our revenues and profits. In the past 20 years, our Colorado ski resorts have averaged between 20 and 30 feet of annual snowfall and our California ski resort receives average yearly snowfall of between 25 and 35 feet, significantly in excess of the average for U.S. ski resorts. However, there is no assurance that our resorts will receive seasonal snowfalls near the historical average in the future. Also, the early season snow conditions and skier perceptions of early season snow conditions influence the momentum and success of the overall season. In addition, a severe and prolonged drought could affect our otherwise adequate snowmaking water supplies. Unfavorable weather conditions such as drought, hurricanes, tropical storms and tornadoes can adversely affect our other resorts and lodging properties as vacationers tend to delay or postpone vacations if weather conditions differ from those that typically prevail at such resorts for a given season. There is no way for us to predict future weather patterns or the impact that weather patterns may have on results of operations or visitation.

We depend on a seasonal workforce. Our Mountain and Lodging operations are largely dependent on a seasonal workforce. We recruit worldwide to fill staffing needs each season and utilize visas to enable the use of foreign workers. In addition, we manage seasonal wages and the timing of the hiring process to ensure the appropriate workforce is in place. While we do not currently foresee the need to increase seasonal wages to attract employees, we cannot guarantee that such an increase will not be necessary in the future. In addition, we cannot guarantee that we will be able to obtain the visas necessary to hire foreign workers who are an important source for the seasonal workforce. Increased seasonal wages or an inadequate workforce could have an adverse impact on our results of operations; however, we are unable to predict with any certainty whether such situations will arise or the potential impact on results of operations.

We are currently the subject of an SEC investigation. In October 2002, after voluntary consultation with the SEC staff on the appropriate accounting for recognizing revenue on initiation fees related to the sale of memberships in private clubs, we restated and reissued our historical financial statements for fiscal 1999 through fiscal 2001, primarily to reflect a revision in the accounting treatment for recognizing revenue on initiation fees related to the sale of memberships in private clubs. In 2002, we engaged our new auditors to do a re-audit of the fiscal years 1999-2001 and filed an amended Form 10-K for fiscal 2001 reflecting all adjustments made as a result of the re-audit, in addition to the revision in accounting for the club fees. In February 2003, the SEC informed us that it had issued a formal order of investigation with respect to us. At that time, the inquiry related to our previous accounting treatment for the private club initiation fees.

In October 2003, the SEC issued a subpoena to us to produce documents related to several matters, including the sale of memberships in private clubs. In November 2003, the SEC issued an additional subpoena to us to produce documents related primarily to the additional Restatement items that were first reported in our Form 10-K for the year ended July 31, 2003. We are fully cooperating with the SEC in its investigation. We are unable to predict the outcome of the investigation or any action that the SEC might take, including the imposition of fines and penalties, or other available remedies. Any adverse development in connection with the investigation, including any expansion of the scope of the investigation, could have a material adverse effect on us, including diverting the efforts and attention of our management team from our business operations.

We are subject to economic downturns. Skiing, travel and tourism are discretionary recreational activities that can be impacted by a significant economic slowdown, which, in turn, could impact our operating results. The recent extended economic downturn has negatively impacted our operating results although we had historically been relatively unaffected by economic downturns. There can be no assurance that a continued or future decrease in the amount of discretionary spending by the public would not have an adverse effect on us.

Our cost reduction plan might fail to achieve anticipated cost savings and operational efficiencies. We implemented a plan for fiscal 2004 to achieve approximately $25 million in year-over-year cost savings and improved profits. We cannot assure you that this plan will be successful in achieving the anticipated cost savings, operational efficiencies or profit improvements. We also cannot assure you that the cost savings will not cause unanticipated negative impacts to guest services, which could lead to adverse effects on us.

We face significant competition. The ski resort and lodging industries are highly competitive. The number of people who ski in the United States (as measured in skier visits) has generally ranged between 52 million and 57 million annually over the last decade, with 57.6 million for the 2002/03 ski season. The factors that we believe are important to customers include:

     o    proximity to population centers;

     o    availability and cost of transportation to ski areas;

     o ease of travel to ski areas (including direct flights by major airlines);

     o    pricing of products and services;

     o    snowmaking facilities;

     o    type and quality of skiing offered;

     o    duration of the ski season;

     o    weather conditions;

     o    number, quality and price of related services and lodging; and

     o    reputation.

We have many competitors for our ski vacationers, including other major resorts in Colorado and throughout North America. Our destination guests can choose from any of these alternatives, as well as non-skiing vacation destinations around the world. Our Colorado day skier customers can choose from a number of nearby competitors, including Copper Mountain, Winter Park, Arapahoe Basin and Loveland ski areas. In addition, other forms of leisure such as attendance at movies, sporting events and participation in other indoor and outdoor recreational activities are available to potential guests.

RockResorts International, LLC ("RockResorts") hotels and our other hotels compete with numerous other hotel companies that may have greater financial resources than we do. Many of our competitors in both the Mountain and Lodging segments may be able to adapt more quickly to changes in customer requirements or devote greater resources to promotion of their offerings than we can. We believe that developing and maintaining a competitive advantage will require continued investment by us in our resorts and in our sales and marketing efforts. We cannot assure you that we will have sufficient resources to make the necessary investments to do so, and we cannot assure you that we will be able to compete successfully in this market or against such competitors.

In addition, each of our hotels competes with other hotels in its geographic area. A number of additional hotel rooms have been or may be built in the geographic areas in which our hotels are located, which could adversely affect the results of operations of these hotels. An oversupply of hotel rooms could adversely affect both occupancy and rates in the markets in which our hotels are located. A significant increase in the supply of mid-price, upscale, and upper-upscale hotel rooms and suites, if demand fails to increase proportionately, could have an adverse effect on our business, financial condition and results of operations.

We have identified a material weakness and certain significant deficiencies in our internal controls over financial reporting. In connection with the issuance of our audited financial statements for fiscal 2003, we identified issues with our internal financial control structure and restated our historical financial statements. While we have implemented a specific action plan to address the internal control weaknesses and to enhance the reliability and effectiveness of our control procedures, we cannot guarantee that similar or other internal control weaknesses will not be identified in the future.

Additionally, we are currently reviewing and testing our material internal control systems, processes and procedures in compliance with the requirements of Sarbanes-Oxley Regulation 404. There can be no assurances that such a review will not result in the identification of significant control deficiencies or that our auditors will be able to attest to the adequacy of our internal controls.

Our recent or future acquisitions might not be successful. In recent years, we have acquired a major ski resort and several other destination resorts and hotel properties, including Heavenly Ski Resort, RockResorts and its associated management contracts, The Lodge at Rancho Mirage and The Vail Marriott Mountain Resort & Spa, as well as developable land in proximity to such resorts. We cannot assure you that we will be able to continue to successfully integrate and manage these acquired properties profitably or increase our profits from these operations. We continually evaluate potential acquisitions and intend to actively pursue acquisition opportunities, some of which could be significant. We would face various risks from additional acquisitions, including:

     o    inability to integrate acquired businesses into our operations;

     o    potential goodwill impairment;

     o    diversion of our management's attention;

     o    potential increased debt leverage; and

     o    unanticipated problems or liabilities.

Similar problems from future acquisitions could adversely affect our operations and financial performance. In addition, we run the risk that our new acquisitions may fail to perform in accordance with our expectations, and that our estimates of the costs of improvements for such properties may prove inaccurate. We cannot assure you that we will be able to mitigate exposure to these markets in the future.

Our future development plans might not be successful. We have significant development plans for our operations. We could experience significant difficulties initiating or completing these projects, including:

     o    delays in completion;

     o market or economic downturns impacting our ability to achieve required revenues from sales;

     o    inaccurate cost estimates;

     o    difficulty in finding partners to assist with financing;

     o    difficulty in receiving the necessary regulatory approvals; and

     o    difficulty in obtaining qualified subcontractors.

Additionally, we may not benefit from the projects as we expected. Further, we may not be able to fund these projects with cash flow from operations and borrowings under our credit facility or third-party non-recourse financing if we face these difficulties.

In addition, we may decide to alter or abandon a development plan that is currently underway or under consideration. Consequently, you should not place undue reliance upon any particular development plan as such plan may not be consummated, or may not be consummated in the manner described in this prospectus.

Terrorist acts upon the United States and acts of war (actual or threatened) could have a material adverse effect on us. The terrorist acts carried out against the United States on September 11, 2001 have had an adverse effect on the global travel and leisure industry. The war with Iraq and its aftermath also had a materially adverse effect on us. We cannot guarantee if or when normal travel and vacation patterns will resume. Additional terrorist acts against the United States and the threat of or the actual act of war by or upon the United States could result in further degradation of discretionary travel, upon which our operations are highly dependent. Such degradation could have a material adverse impact on our results of operations.

Unforeseen global events could adversely impact us. The SARS epidemic in the spring of 2003 adversely impacted the international travel industry and, consequently, adversely impacted our business. Other such events of a global nature could also adversely impact discretionary travel, upon which our operations are highly dependent, which could have a material adverse impact on our results of operations.

We rely on government permits. Virtually all of our ski trails and related activities at Vail, Breckenridge, Keystone and Heavenly and a substantial portion on Beaver Creek are located on federal land. The United States Forest Service (the "Forest Service") has granted us permits to use these lands, but maintains the right to review and approve many operational matters, as well as the location, design and construction of improvements in these areas. Currently, our permits expire October 31, 2031 for Vail, December 31, 2029 for Breckenridge, December 31, 2032 for Keystone, May 1, 2042 for Heavenly and December 31, 2038 for Beaver Creek. The Forest Service can terminate most of these permits if, in its opinion, such revocation is required in the public interest. A termination of any of our permits would adversely affect our business and operations.

We have applied for several new permits or other approvals for improvements and new development. These efforts, if not successful, could impact our expansion efforts as currently contemplated. Furthermore, Congress may increase the fees we pay to the Forest Service for use of these federal lands.

GTLC operates three resort properties within Grand Teton National Park under a concession contract with the National Park Service that expired on December 31, 2002. This contract was extended for two years through December 31, 2004, or until such time a new contract is awarded, whichever occurs first. The new contract for this concession is subject to a competitive bidding process under the rules promulgated to implement the concession provisions of the National Park Omnibus Management Act of 1998. The bidding and renewal process is expected to occur in early to mid-2004. We cannot predict or guarantee the prospects for success in being awarded a new contract, although we believe GTLC is well-positioned to obtain a new concession contract on satisfactory terms. In the event GTLC is not the successful bidder for the new concession contract, under the existing contract, GTLC is required to sell to the new concessionaire its "possessory interest" in improvements and its other property used in connection with the concession operations. GTLC would then be entitled to be compensated by the successful bidder for the value of its "possessory interest" in the assets, although the matter may be subject to arbitration if the value is dis-puted. Under an amendment to the contract, in the summer of 2003, GTLC and the National Park Service agreed upon the value to be contained in the prospectus soliciting bids for the contract.

We are subject to litigation in the ordinary course of business. We are, from time to time, subject to various legal proceedings and claims, either asserted or unasserted. Any such claims, whether with or without merit, could be time-consuming and expensive to defend and could divert management's attention and resources. While management believes we have adequate insurance coverage and accrued loss contingencies for all known matters, we cannot assure that the outcome of all current or future litigation will not have a material adverse effect on us. For a more detailed discussion of our legal proceedings see Note 12 to "Consolidated Condensed Financial Statements" included in our Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2004.

We are subject to extensive environmental laws and regulations in the ordinary course of business. Our operations are subject to a variety of federal, state and local environmental laws and regulations including those relating to emissions to the air, discharges to water, storage, treatment and disposal of wastes, land use, remediation of contaminated sites and protection of natural resources such as wetlands. For example, future expansions of certain of our ski facilities must comply with applicable forest plans approved under the National Forest Management Act or local zoning requirements. Our facilities are subject to risks associated with mold and other indoor building contaminants. From time to time, our operations are subject to inspections by environmental regulators or other regulatory agencies. We are also subject to worker health and safety requirements. We believe our operations are in substantial compliance with applicable environmental, health and safety requirements. However, our efforts to comply do not remove the risk that we may be held liable, incur fines or be subject to claims for damages, and that the amount of any liability, fines, damages or remediation costs may be material for, among other things, the presence or release of regulated materials at, on or emanating from properties we now or formerly owned or operated, newly discovered environmental impacts or contamination at or from any of our properties, or changes in environmental laws and regulations or their enforcement. For a more detailed discussion of our mold remediation efforts see Note 13 to "Consolidated Condensed Financial Statements" included in our Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2004.

Implementation of existing and future legislation, rulings, standards and interpretations from the FASB or other regulatory bodies could affect the presentation of our financial statements and related disclosures. The FASB has recently issued FIN No. 46, FIN No. 46R and SFAS No. 150, which we are currently in the process of implementing. The implementation of these accounting pronouncements could affect the way we account for our involvement with variable interest entities and could also affect the presentation of liabilities and equity on our balance sheet, including potentially recording certain off-balance sheet liabilities on our balance sheet. These and other future regulatory requirements could significantly change our current accounting practices and disclosures. Such changes in the presentation of our financial statements and related disclosures could change your interpretation or perception of our financial position and results of operations. For a more detailed discussion on the possible treatment of our variable interest entities see "Off Balance Sheet Arrangements" and "New Accounting Pronouncements" under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 8 to "Consolidated Condensed Financial Statements" included in our Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2004.

We are subject to the risks of brand concentration. We are subject to the potential risks associated with concentration of our hotels under the RockResorts brand. A negative public image or other adverse event which becomes associated with the RockResorts brand could adversely affect hotels operated under that brand. Should the RockResorts brand suffer a significant decline in popularity with the traveling public, it could adversely affect our revenues and profitability.

Our future growth and real estate development requires additional capital whose availability is not assured. We intend to make significant investments in our resorts to maintain our competitive position. We spent approximately $106.3 million, $76.2 million and $57.8 million in the fiscal years ended July 31, 2003, 2002 and 2001, respectively, on capital expenditures and we have made investments of approximately $22.6 million, $68.7 million and $39.2 million in fiscal years 2003, 2002 and 2001, respectively, in our real estate developments, and we expect to continue making substantial resort capital expenditures and investments in real estate development. We estimate that we will make aggregate capital expenditures and investments in real estate of approximately $50 million to $70 million during the remainder of fiscal 2004, and approximately $130 million to $140 million for calendar 2004. We could finance future expenditures from any of the following sources:

     o    cash flow from operations;

     o    bank borrowings;

     o    public offerings of debt or equity;

     o    private placements of debt or equity;

     o    non-recourse, sale leaseback or other financing; or

     o    some combination of the above.

We might not be able to obtain financing for future expenditures on favorable terms or at all.

Future changes in the real estate market could affect the value of our investments. We have extensive real estate holdings near our mountain resorts and in Wyoming. We plan to make significant additional investments in developing property at all of our resorts. The value of our real property and the revenue from related development activities may be adversely affected by a number of factors, including:

     o    national and local economic climate;

     o local real estate conditions (such as an oversupply of space or a reduction in demand for real estate in an area);

     o attractiveness of the properties to prospective purchasers and tenants;

     o    competition from other available property or space;

     o    our ability to obtain adequate insurance;

     o    unexpected construction costs or delays;

     o    government regulations and changes in real estate, zoning or tax laws;

     o    interest rate levels and the availability of financing; and

     o    potential liabilities under environmental and other laws.

If we do not retain our key personnel, our business may suffer. The success of our business is heavily dependent on the leadership of our key management personnel. If any of these persons were to leave our company, it would be difficult to replace them, and our business could be harmed. We do not have "key-man" life insurance.

Apollo Ski Partners has influence over us. Apollo Ski Partners owns approximately 99.9% of our outstanding shares of Class A Common Stock, giving them approximately 21.1% of the combined voting power with respect to all matters submitted for a vote of all stockholders. Pursuant to our bylaws, the holders of Class A Common Stock have the right to elect a class of directors that constitutes up to two-thirds of our board of directors. Accordingly, Apollo Ski Partners and, indirectly, Apollo Advisors, L.P. (which indirectly controls Apollo Ski Partners) have the ability to elect two-thirds of our board of directors and control the approval of matters requiring approval by the board of directors, including mergers, liquidations and asset acquisitions and dispositions. However, in order to assist us in complying with new NYSE rules which require listed companies to have a board of directors composed of a majority of "independent" directors, Apollo Ski Partners has agreed that the directors that they are entitled to elect may include as many independent directors as necessary so that we can comply with this new rule. However, notwithstanding the above, Apollo Ski Partners will still have several designees on the board of directors and will be able to influence the board of directors. In addition, Apollo Ski Partners and Apollo Advisors, L.P. may be able to significantly influence decisions on matters submitted for stockholder consideration. The Lead Director on our board of directors is associated with Apollo Ski Partners. Apollo Ski Partners may freely sell up to 1,500,000 shares of common stock pursuant to an effective registration statement filed with the Securities and Exchange Commission. After giving pro forma effect to the sale of these shares as of March 1, 2004, Apollo Ski Partners would own 99.9% of our outstanding Class A common stock, with approximately 16.8% of the combined voting power with respect to all matters submitted for a vote of stockholders.


Risks Relating to This Offering and Our Capital Structure

Future sales of shares of our common stock and Class A common stock could depress the price of the common stock. Future sales of common stock by us or our existing shareholders could adversely affect the prevailing market price of the common stock. As of March 1, 2004, we had 27,859,651 shares of common stock outstanding and 7,439,834 shares of class A common stock outstanding. Substantially all of the 7,439,834 shares of class A common stock outstanding and at least 9,471,417 shares of common stock outstanding are beneficially owned by people who may be deemed "affiliates," as defined by Rule 405 of the Act, and are "restricted securities" which can be resold in the public market only if registered with the Securities and Exchange Commission or pursuant to an exemption from registration.

In general, under Rule 144 as currently in effect, an "affiliate" is entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of common stock or the average weekly reported trading volume of the common stock during the four calendar weeks preceding the date on which notice of such sale is given, provided certain manner of sale and notice requirements as to the availability of current public information are satisfied (which requirements as to the availability of current public information is currently satisfied). Under Rule 144(k), a person who is not deemed an "affiliate" at any time during the three months preceding a sale by such person would be entitled to sell such shares without regard to volume limitations, manner of sale provisions, notification requirements or the availability of current public information concerning the company, provided that a period of at least two years has elapsed since the later of the date the common stock was acquired from the company or from an affiliate of the company.

In addition to the above shares, there are a number of shares of our common stock which may be sold pursuant to the exercise of outstanding stock options. Apollo Ski Partners may also freely sell up to 1,500,000 shares of common stock pursuant to an effective registration statement filed with the Securities and Exchange Commission.

We cannot predict what effect, if any, that future sales of such restricted shares, the shares issuable upon exchange of stock options and the shares held by Apollo Ski Partners registered with the Securities and Exchange Commission, or the availability of shares for future sale, will have on the market price of the common stock from time to time. Sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices for the common stock and could impair our ability to raise additional capital through an offering of our equity securities.

Our stock price is highly volatile. The market price of our stock is highly volatile and subject to wide fluctuations in response to factors such as the following, some of which are beyond our control:

     o    quarterly variations in our operating results;

     o operating results that vary from the expectations of securities analysts and investors;

     o changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors or such guidance provided by us;

     o    announcements of new services by us or our competitors;

     o announcements by us or our competitors of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures or capital commitments;

     o    additions or departures of key personnel;

     o    future sales of our securities;

     o    trading and volume fluctuations; and

     o    other unforeseen events.

Stock markets in the United States often experience extreme price and volume fluctuations. Market fluctuations, as well as general political and economic conditions such as a recession or interest rate or currency rate fluctuations, could adversely affect the market price of our stock.

We do not intend to pay dividends in the foreseeable future. We have never declared or paid any cash dividends on our common stock. For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. Payment of any future dividends on our common stock will depend upon our earnings and capital requirements, the terms of our debt instruments and preferred stock and other factors our board of directors considers appropriate.

Anti-takeover provisions affecting us could prevent or delay a change of control that is beneficial to you. Provisions of our certificate of incorporation and bylaws, provisions of our debt instruments and other agreements and provisions of applicable Delaware law and applicable federal and state regulations may discourage, delay or prevent a merger or other change of control that holders of our securities may consider favorable. These provisions could:

     o    delay, defer or prevent a change in control of our company;

     o    discourage bids for our securities at a premium over the market price;

     o adversely affect the market price of, and the voting and other rights of the holders of, our securities; or

     o impede the ability of the holders of our securities to change our management.

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations. We have a significant amount of indebtedness. On January 31, 2004, after giving pro forma effect to the discharge of the portion of our 8.75% senior subordinated notes not tendered in the tender offer (see Note 5 to "Consolidated Condensed Financial Statements" included in our Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2004), we would have had total indebtedness of $632.0 million (of which $390 million would have consisted of the 6.75% senior subordinated notes and the balance would have consisted of senior debt).

Our substantial indebtedness could have important consequences to you. For example, it could:

     o    make it more difficult for us to satisfy our obligations;

     o increase our vulnerability to general adverse economic and industry conditions;

     o require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

     o limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

     o place us at a competitive disadvantage compared to our competitors that have less debt; and

     o    limit our ability to borrow additional funds.

In addition, the indenture governing the 6.75% senior subordinated notes and our credit facility contain financial and other restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts. Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture do not fully prohibit us or our subsidiaries from doing so. Our credit facility permits additional borrowings of up to $65.1 million (as of January 31, 2004). If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify.

There are restrictions imposed by the terms of our indebtedness. The operating and financial restrictions and covenants in our credit facility and the indenture governing the 6.75% senior subordinated notes may adversely affect our ability to finance future operations or capital needs or to engage in other business activities. In addition, there can be no assurance that we will meet the financial covenants contained in our credit facility. If we breach any of these restrictions or covenants, or suffer a material adverse change which restricts our borrowing ability under our credit facility, we would be unable to borrow funds thereunder without a waiver, which inability could have an adverse effect on our business, financial condition and results of operations. A breach could cause a default under the notes and our other debt. Our indebtedness may then become immediately due and payable. We may not have or be able to obtain sufficient funds to make these accelerated payments, including payments on the notes.

In addition, the indenture governing the 6.75% senior subordinated notes restricts, among other things, our ability to:

     o    borrow money or sell preferred stock;

     o    create liens;

     o    pay dividends on or redeem or repurchase stock;

     o    make certain types of investments;

     o    sell stock in our restricted subsidiaries;

     o    restrict dividends or other payments from subsidiaries;

     o    enter into transactions with affiliates;

     o    issue guarantees of debt; and

     o    sell assets or merge with other companies.

If we fail to comply with these covenants, we would be in default under the indenture governing the notes, and the principal and accrued interest on the notes would become due and payable.

To service our indebtedness, we will require a significant amount of cash, generation of which depends on many factors beyond our control. Our ability to make payments on and to refinance our indebtedness, including our 6.75% senior subordinated notes, and to fund planned capital expenditures and development efforts will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Based on our current level of operations, we believe our cash flow from operations, available cash and available borrowings under our credit facility will be adequate to meet our future liquidity needs for at least the next twelve months.

We cannot assure you, however, that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available to us under our credit facility in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our credit facility and the notes, on commercially reasonable terms or at all.

                       RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for each of the periods indicated.

For purposes of calculating the ratio of earnings to fixed charges, earnings consist of pretax income from continuing operations before adjustment for (a) minority interest in consolidated subsidiaries and equity method earnings or losses, (b) fixed charges, (c) amortization of interest capitalized, (d) distributed income from equity method investees and (e) minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. From the total of these items interest capitalized is deducted. Fixed charges include:
(i) interest expense; (ii) loss on extinguishment of debt; (iii) interest capitalized; (iv) amortization of debt issuance cost and (v) an estimate of the interest component of rent expense. As of the date of this prospectus, we have no preferred stock outstanding. The ratio of earnings to fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges in all periods as we have not had any preferred stock outstanding (all amounts in thousands of dollars, except ratios).


                                                                                                 Six Months Ended
                                                             Year Ended July 31,                    January 31,
                                                 -------------------------------------------   --------------------
                                                  1999     2000      2001     2002     2003      2003        2004
                                                  ----     ----      ----     ----     ----      ----        ----
Ratio of Earnings to Fixed Charges                1.29     1.43      1.63     1.32      --        --         --
Deficiency of Earnings to Fixed Charges           --        --       --        --     $9,590    $15,448    $28,069


                                 USE OF PROCEEDS

Except as we may specifically state in any prospectus supplement, we intend to use the net proceeds from the sale of the securities under this prospectus for general corporate purposes, which may include repayment of indebtedness.

                              PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus to or through underwriters or dealers, directly to other purchasers, through agents or through a combination of any such methods of sale. The prospectus supplement will set forth the terms of the offering of such securities, including

     o the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them,

     o the initial public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and

     o    any securities exchanges on which the securities may be listed.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The securities may be distributed from time to time in one or more transactions at:

     o    a fixed price or prices, which may be changed;

     o    market prices prevailing at the time of sale;

     o    prices related to the prevailing market prices; or

     o    negotiated prices.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters' obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obliged to purchase all of the securities if they purchase any of the securities. In connection with the sale of securities, underwriters may receive compensation from us or from purchasers of securities for whom they may act as agents. This compensation may be in the form of discounts, concessions or commissions.

Underwriters may sell securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities could be considered underwriters, and any discounts or commissions received by them from us and any profit on the resale of securities by them could be considered underwriting discounts and commissions, under the Securities Act.

Under agreements entered into by us for the purchase or sale of securities, these underwriters and agents may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

If so indicated in the prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutional investors to purchase securities from us under contracts requiring payment and delivery on a future date. Institutions with which these contracts may be made include, among others:

     o    commercial and savings banks;

     o    insurance companies;

     o    pension funds;

     o    investment companies; and

     o    educational and charitable institutions.

In all cases we must approve these institutions. The obligations of any purchaser under these contracts will be subject to the condition that the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which that purchaser is subject. The underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

One or more firms, referred to as "remarketing firms," may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm's compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

                   DESCRIPTION OF DEBT SECURITIES WE MAY OFFER

This section outlines some of the provisions of the indentures and the debt securities. This information may not be complete in all respects and is qualified entirely by reference to the indentures under which the debt securities are issued. These indentures are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. This information relates to terms and conditions that generally apply to the debt securities. The specific terms of any series of debt securities will be described in the prospectus supplement. If so described in a prospectus supplement, the terms of that series may differ from the general description of the terms presented below.

Debt Securities May Be Senior or Subordinated

We may issue senior or subordinated debt securities. The senior debt securities and the subordinated debt securities may or may not be secured by any of our property or assets.

The senior debt securities will constitute part of our senior indebtedness, will be issued under our senior debt indenture described below and will rank equally with all of our other unsecured and unsubordinated debt.

The subordinated debt securities will constitute part of our subordinated debt, will be issued under our subordinated debt indenture described below and will be subordinated in right of payment to all of our "senior indebtedness," as defined in the subordinated debt indenture. The prospectus supplement for any series of subordinated debt securities will indicate the approximate amount of senior indebtedness outstanding as of the end of our most recent fiscal quarter. Neither indenture limits our ability to incur additional senior indebtedness. When we refer to "debt securities" in this prospectus, we mean both the senior debt securities and the subordinated debt securities.

The Senior Debt Indenture and the Subordinated Debt Indenture

The senior debt securities and the subordinated debt securities are each governed by a document called an indenture--the senior debt indenture, in the case of the senior debt securities, and the subordinated debt indenture, in the case of the subordinated debt securities. Each indenture is a contract between us and a trustee that will be named therein. The indentures are substantially identical, except for the provisions relating to subordination, which are included only in the subordinated indenture.

The trustee under each indenture has two main roles:

     o First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, which we describe later under "--Events of Default"; and

     o Second, the trustee performs administrative duties for us, such as sending you interest payments and notices.

When we refer to the indenture or the trustee with respect to any debt securities, we mean the indenture under which those debt securities are issued and the trustee under that indenture.

The indentures permit us to issue different series of securities from time to time. We may issue securities in such amounts, at such times and on such terms as we wish. The debt securities may differ from one another in their terms. Neither indenture limits the aggregate amounts of debt securities that we may issue or the aggregate amount of any particular series.

The indentures and the debt securities are governed by New York law.

This Section Is Only a Summary

Because this section is a summary, it does not describe every aspect of the debt securities. The indentures, any supplemental indentures and the debt securities contain the full legal text of the matters described in this section. This summary is subject to and qualified in its entirety by reference to all the provisions of the indentures, including definitions of some of the terms used in the indentures. We also include references in parentheses to some sections and articles of the indentures. Whenever we refer to particular sections, articles or defined terms of the indentures in this prospectus or in the prospectus supplement, those sections, articles or defined terms are incorporated by reference here or in the prospectus supplement. The indentures are exhibits to our registration statement. See "Where You Can Find More Information" for information on how to obtain a copy. This summary is also subject to and qualified by reference to the description of the particular terms of your series of debt securities described in any prospectus supplement.

Specific Terms of a Series of Debt Securities

In this section we summarize only the more important terms of the indentures that will apply generally to the debt securities. Each particular debt security will have financial, legal and other terms specific to it, and the specific terms of each debt security will be described in the applicable prospectus supplement. Those terms may vary from the terms described here. As you read this section, therefore, please remember that the specific terms of your debt security as described in your prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. The statements we make in this section may not apply to your debt security.

We may issue the debt securities as original issue discount securities, which are debt securities that are offered and sold at a substantial discount to their stated principal amount. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as well as composite currencies or composite currency units, as described in more detail in the prospectus supplement relating to any of these types of debt securities.

The prospectus supplement relating to a series of debt securities will specify whether the securities are senior or subordinated debt securities and will describe the following terms of the series:

     o    the title of the series;

     o the aggregate principal amount (or any limit on the aggregate principal amount) of the series and, if any debt securities of a series are to be issued at a discount from their face amount, the method of computing the accretion of such discount;

     o the interest rate or rates, if any, or method of calculating the interest rate;

     o    the date or dates from which interest will accrue;

     o    the record dates for interest payable on registered debt securities;

     o    the dates when principal and interest are payable;

     o    the manner of paying principal and interest;

     o    the places where principal and interest are payable;

     o    the registrar, transfer agent and paying agent;

     o in the case of subordinated debt securities, any subordination provisions in addition to or in lieu of those set forth in the indenture;

     o the terms of any mandatory (including any sinking fund requirements) or optional redemption by us;

     o    the terms of any repayment at the option of holders;

     o    the denominations in which debt securities are issuable;

     o whether debt securities will be issuable as registered securities or bearer securities;

     o whether and upon what terms registered securities and bearer securities may be exchanged;

     o whether any debt securities will be represented by a debt security in global form;

     o    the terms of any global debt security;

     o    the terms of any tax indemnity;

     o the currencies (including any composite currency) in which principal or interest may be paid;

     o if payments of principal or interest may be made in a currency other than that in which debt securities are denominated, the manner for determining such payments;

     o if amounts of principal or interest may be determined by reference to an index, formula or other method, the manner for determining such amounts;

     o provisions for electronic issuance of debt securities or for debt securities in uncertificated form;

     o the portion of principal payable upon acceleration of a discounted debt security;

     o any events of default or covenants in addition to or in lieu of those set forth in the applicable indenture;

     o whether and upon what terms debt securities may be defeased, if different from the provisions set forth in the base indenture;

     o    the forms of the debt securities;

     o any terms that may be required by or advisable under U.S. or other applicable laws;

     o the percentage of the principal amount of the debt securities which is payable if the maturity of the debt securities is accelerated in the case of debt securities issued at a discount from their face amount;

     o whether and upon what terms the debt securities will be convertible into or exchangeable for our common stock; and

     o    any other terms not inconsistent with the indenture.

Special U.S. Federal income tax considerations may apply to a series of debt securities issued as original issue discount securities. These tax considerations will be discussed in the related prospectus supplement. In addition, if any special U.S. Federal income tax considerations apply to a series of debt securities denominated in a currency or currency unit other than U.S. dollars, the related prospectus supplement will describe those considerations.

Conversion Rights

If debt securities of any series are convertible into our common stock, the related prospectus supplement will discuss the conversion terms. Those terms will include provisions as to whether the conversion is mandatory or at the option of the holder and may also include provisions for calculating the number of shares of common stock to be delivered upon conversion.

Subordination of Subordinated Debt Securities

Holders of subordinated debt securities should recognize that contractual provisions in the subordinated debt indenture may prohibit us from making payments on those securities. Subordinated debt securities are subordinate in right of payment, to the extent and in the manner stated in the subordinated debt indenture, to all our senior debt, including all debt securities we have issued that constitute senior debt and all debt securities we will issue under the senior debt indenture.

The subordinated debt indenture defines "senior indebtedness" as all our indebtedness and other payment obligations relating to our debt, as defined below, including:

     o all obligations under credit facilities (whether for principal, interest, fees, expenses or indemnities);

     o all indebtedness for borrowed money or under any reimbursement obligation relating to a letter of credit or other similar instruments or evidenced by a bond, note, debenture or similar instrument, or such indebtedness of others which we guarantee (to the extent of the guarantee) and capitalized lease obligations, including principal, premium, if any, and interest on such indebtedness, unless the instrument under which such indebtedness is incurred expressly provides that such indebtedness is not senior or superior in right of payment to the subordinated debt securities;

     o    all obligations under interest protection agreements; and

     o    all obligations under currency agreements.

All amendments, renewals, extensions, modifications and refundings of these obligations will also be included in senior indebtedness. Senior indebtedness excludes the subordinated debt securities and any other indebtedness or obligations specifically designated as being subordinate, or not superior, in right of payment to the subordinated debt securities.

The subordinated debt indenture provides that, unless all principal of and any premium or interest on the senior debt has been paid in full, no payment or other distribution may be made in respect of any subordinated debt securities in the following circumstances:

     o if there exists a default in the payment of all or any portion of the obligations on any senior indebtedness, whether at maturity, on account of mandatory redemption or prepayment or purchase, acceleration or otherwise, that continues beyond any applicable period of grace, and such default shall not have been cured or waived or the benefits of the subordination provisions in the subordinated debt indenture is waived by or on behalf of the holders of such senior indebtedness; or

     o after receipt by the trustee of written notice from the holder or holders of certain designated senior indebtedness or the trustee or agent acting on behalf of such designated senior indebtedness and for 179 days thereafter, during the continuance of any non-payment event of default with respect to any designated senior indebtedness pursuant to which the maturity thereof may be immediately accelerated, and, then, unless and until such event of default has been cured or waived or has ceased to exist or such designated senior indebtedness has been discharged or repaid in full in cash or the benefits of the subordination provisions in the subordinated debt indenture have been waived by the holders of such designated senior indebtedness.

As defined in the subordinated debt indenture, "designated senior indebtedness" means any senior indebtedness (a) under a credit facility or (b) which, at the time of determination, has an aggregate commitment or principal amount outstanding of at least $25.0 million if the instrument governing such senior indebtedness expressly states that such indebtedness is "designated senior indebtedness" for purposes of the subordinated debt indenture and a resolution of our board of directors setting forth such designation by us has been filed with the trustee.

For the purposes of the subordination provisions, the payment of cash or delivery of property or securities upon conversion of a subordinated debt security, excluding delivery of our common stock and certain of our subordinated securities, will be deemed a payment of the principal of that subordinated debt security.

Legal Ownership

Street Name and Other Indirect Holders

Investors who hold debt securities in accounts at banks or brokers will generally not be recognized by us as legal holders of debt securities. This is called holding in street name. Instead, we would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either be-cause they agree to do so in their customer agreements or because they are legally required to do so. If you hold debt securities in street name, you should check with your own institution to find out:

     o    how it handles debt securities payments and notices;

     o    whether it imposes fees or charges;

     o    how it would handle voting, if it were ever required;

     o whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder as described below; and

     o how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders

Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, under the debt securities run only to persons who are registered as holders of debt securities. As noted above, we do not have obligations to you if you hold in street name or other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a street name customer but does not do so.

Global Securities

What is a Global Security? A global security is a special type of indirectly held security, as described above under "--Street Name and Other Indirect Holders." If we choose to issue debt securities in the form of global securities, the ultimate beneficial owners of global securities can only be indirect holders. We require that the global security be registered in the name of a financial institution we select.

We also require that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described in the section "Legal Ownership and Book-Entry Issuance" below occur. The financial institution that acts as the sole direct holder of the global security is called the depositary. Any person wishing to own a security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement indicates whether your series of debt securities will be issued only in the form of global securities.

Further details of legal ownership are discussed in the section "Legal Ownership and Book-Entry Issuance."

In the remainder of this description "you" means direct holders and not street name or other indirect holders of debt securities. Indirect holders should read the previous subsection entitled "Street Name and Other Indirect Holders."

Overview of Remainder of This Description

The remainder of this description summarizes:

     o Additional mechanics relevant to the debt securities under normal circumstances, such as how you transfer ownership and where we make payments.

     o Your rights under several special situations, such as if we merge with another company or if we want to change a term of the debt securities.

     o Covenants contained in the indentures that require us, or limit our ability to perform various acts. A particular series of debt securities may have additional covenants.

     o    Your rights if we default or experience other financial difficulties.

     o    Our relationship with the trustee.

Additional Mechanics

Exchange and Transfer

Unless otherwise provided in the prospectus supplement, debt securities will have a minimum denomination of $1,000. You may have your debt securities divided into more debt securities of smaller denominations, but not below the minimum denomination, or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. This is called an exchange.

You may exchange or transfer your debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform the service ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also register transfers of the debt securities.

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange of a debt security will only be made if the security registrar is satisfied with your proof of ownership.

If we designate additional transfer agents, they will be named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during a specified period of time in order to freeze the list of holders to prepare the mailing. The period begins 15 days before the day we mail the notice of redemption and ends on the day of that mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption. However, we will continue to permit transfers and exchanges of the unredeemed portion of any security being partially redeemed.

Payment and Paying Agents

We will pay interest to you if you are a direct holder listed in the trustee's records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the regular record date and is stated in the prospectus supplement.

We will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee in New York City. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.

Interest on global securities will be paid to the holder of the securities by wire transfer of same-day funds.

Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the debt securities to pro rate interest fairly between buyer and seller. This pro rated interest amount is called accrued interest.

Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee's corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent. We must notify the trustee of changes in the paying agents for any particular series of debt securities.

Notices

We and the trustee will send notices only to direct holders, using their addresses as listed in the trustee's records.

Regardless of who acts as paying agent, all money that we pay to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Special Situations

Mergers and Similar Events

We will generally not be permitted to consolidate with or merge into, or transfer all or substantially all of our assets to, any person unless:

     o either (a) we survive the transaction or (b) the person that survived the transaction (if other than us) is organized under the laws of the United States of America or a State thereof or the District of Columbia;

     o the person that survives the transaction (if other than us) assumes by supplemental indenture all our obligations under and the performance and observance of every covenant of the indenture, the debt securities and any other agreements entered into in connection therewith; and

     o immediately after giving effect to the transaction, no default or event of default under the indenture exists.

We will also be required to deliver to the trustee prior to the consummation of the proposed transaction an officers' certificate to the foregoing effect and an opinion of counsel stating that the proposed transaction and such supplemental indenture comply with the indenture.

The successor shall be substituted for us, and thereafter all our obligations under the indenture and the debt securities shall terminate.

Modification and Waiver

There are three types of changes we can make to the indentures and the debt securities.

Changes Requiring Your Approval. First, there are changes that cannot be made to your debt securities without your specific approval. Following is a list of those types of changes that require the approval of each holder of debt securities:

     o reduce the amount of debt securities whose holders must consent to an amendment;

     o reduce the interest on or change the time for payment of interest on any debt security;

     o    change the fixed maturity of any debt security;

     o reduce the principal of any non-discounted debt security or reduce the amount of principal of any discounted debt security that would be due upon an acceleration thereof;

     o change the currency in which principal or interest on a debt security is payable;

     o make any change in provisions relating to waivers of defaults and amendments, except to increase the amount of debt securities whose holders must consent to an amendment or waiver or to provide that other provisions of the indenture cannot be amended or waived without the consent of each holder of debt securities affected thereby;

     o    impair your right to sue for payment; or

     o in the case of subordinated debt securities, modify the subordination provisions in a manner adverse to the holders.

Changes Requiring a Majority Approval. The second type of change to the indentures and the debt securities is the kind that requires an approval by holders of debt securities owning a majority of the principal amount of the particular series affected. Most changes fall into this category. Majority approval would be required for us to obtain a waiver of all or part of certain covenants or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indentures or the debt securities listed in the first category described above under "--Changes Requiring Your Approval" unless we obtain your individual consent to the waiver.

Changes Not Requiring Approval. The third type of change does not require any approval by holders of debt securities. This type is limited to clarifications and other changes that would not adversely affect holders of the debt securities in any material respect.

Further Details Concerning Votes and Consents

When seeking approval, we will use the following rules to determine whether the holders of the requisite principal amount of the outstanding securities have given, made or taken any action under the indenture as of any date:

     o For original issue discount securities, we will use the amount of principal that would be due as of the date of such determination if payment of the debt security were accelerated on that date.

     o For debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that security described in the prospectus supplement.

     o For debt securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent determined as described in the prospectus supplement.

     o Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption, if they have been fully defeased as described later under "--Defeasance and Discharge" or if they are owned by us or any of our affiliates.

     o We will generally be entitled to set any day as a record date to determine the holders of outstanding debt securities that are entitled to vote or take other action under the indentures. In limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding debt securities of that series on the record date and must be taken within 180 days following the record date or another period that we may specify, or as the trustee may specify if it sets the record date. We may shorten or lengthen, but not beyond 180 days, this period from time to time.

Street name and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indentures or the debt securities or request a waiver.

Defeasance and Discharge

The following discussion of full defeasance and discharge will apply to your series of debt securities only if we choose to have them apply to that series. If we do so choose, we will say so in the prospectus supplement.

The indentures provide that if we choose to have the defeasance and discharge provision applied to the debt securities, we can legally release ourselves from any payment or other obligations on the debt securities, except for the ministerial obligations described below, if we put in place the following arrangements for you to be repaid and comply with other requirements set forth in the indentures:

     o we irrevocably deposit in trust with the trustee or another trustee money or U.S. government obligations;

     o we deliver to the trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due on the deposited U.S. government obligations without reinvestment plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the debt securities of the series to maturity or redemption, as the case may be;

     o    immediately after the deposit no default exists under the indenture;

     o the deposit does not constitute a default under any other agreement binding on us; and

     o we deliver to the trustee an opinion of counsel to the effect that holders of the debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of the defeasance and, in the case of legal defeasance, such opinion must be based on a U.S. Internal Revenue Service ruling or a change in U.S. Federal income tax law.

In addition, the subordinated debt indenture provides that if we choose to have the defeasance and discharge provision applied to the subordinated debt securities, the subordination provisions of the subordinated debt indenture will become ineffective.

However, even if we make the deposit in trust and opinion delivery arrangements discussed above, a number of our obligations relating to the debt securities will remain. These include our obligations:

     o    to register the transfer and exchange of debt securities;

     o    to replace mutilated, destroyed, lost or stolen debt securities;

     o    to maintain paying agencies; and

     o    to hold money for payment in trust.

Events of Default

You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

What Is an Event of Default?

The term "event of default" means any of the following:

     o we default in the payment of interest on the debt security when the same becomes due and payable and the default continues for a period of 30 days;

     o default in the payment of the principal of the debt security when the same becomes due and payable at maturity, upon redemption or otherwise, or in the making of any sinking fund payment, if any, required by the terms of such series;

     o we fail to comply with any of our other covenants, conditions or agreements in the debt securities or the indenture and the default continues for the period and after the notice specified below;

     o    we, pursuant to or within the meaning of any bankruptcy law:

          (a)  commence a voluntary case,

          (b) consent to the entry of an order for relief against us in an involuntary case,

          (c) consent to the appointment of a custodian of our or for all or substantially all of our property, or

          (d)  make a general assignment for the benefit of our creditors;

     o a court of competent jurisdiction enters an order or decree under any bankruptcy law that:

          (a)  is for the relief against us in an involuntary case,

          (b) appoints a custodian for us or all or substantially all of our property, or

          (c) orders our liquidation, and the order or decree remains unstayed and in effect for 90 days.

     o    If we default under any indebtedness for money borrowed if:

          (a) that default either (1) results from the failure to pay the principal of that indebtedness at its stated maturity or (2) relates to an obligation other than the obligation to pay the principal of that indebtedness at its stated maturity and results in that indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable,

          (b) the principal amount of that indebtedness, together with the principal amount of any other indebtedness in default for failure to pay principal at stated maturity or the maturity of which has been so accelerated, aggregates $10,000,000 or more at any one time outstanding.

     o We are subject to a final judgment or judgments in an amount of $10,000,000 or more, individually or in the aggregate, for the payment of money having been entered by a court or courts of competent jurisdiction and such judgment or judgments is not satisfied, stayed, annulled or rescinded within 60 days of being entered; or

     o any other event of default described in the prospectus supplement occurs.

Remedies if an Event of Default Occurs. If an event of default other than those described in the fourth or fifth bullet point above has occurred and has not been cured, the trustee or the holders of at least 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the debt securities of the affected series. If any event of default described in the fourth or fifth bullet point above occurs, the entire principal amount of all the debt securities of that series shall automatically, and without any declaration or other action on the part of the trustee or any holder, become immediately due and payable.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indentures at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This protection is called an indemnity. If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing other actions under the indentures.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

     o You must give to the trustee written notice of a continuing event of default with respect to such series;

     o The holders of at least 25% in principal amount of the outstanding debt securities of the relevant series must make a written request to the trustee to pursue the remedy with respect to such series;

     o You must offer to the trustee indemnity satisfactory to the trustee against any loss, liability or expense;

     o The trustee must not have complied with the request within 60 days after receipt of the request and the offer of indemnity; and

     o No inconsistent direction must have been given to the trustee during the 60 day period from the holders of a majority in principal amount of the outstanding debt securities of the relevant series.

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

We will furnish to the trustee every year a written statement from some of our designated officers certifying that, to their knowledge, we are in compliance with the indentures and the debt securities, or else specifying any default.

                   DESCRIPTION OF PREFERRED STOCK WE MAY OFFER

This section describes the general terms and provisions of the preferred stock we may offer. This information may not be complete in all respects and is qualified entirely by reference to our amended and restated certificate of incorporation. The specific terms of any series will be described in a prospectus supplement. Those terms may differ from the terms discussed below. Any series of preferred stock we issue will be governed by our amended and restated certificate of incorporation, and by the certificate of designations relating to that series. We will file the certificate of designations with the SEC and incorporate it by reference as an exhibit to our registration statement at or before the time we issue any preferred stock of that series. For information on how to obtain copies of our amended and restated certificate of incorporation and amended and restated by-laws, see "Where You Can Obtain More Information."

Authorized Preferred Stock

Our amended and restated certificate of incorporation authorizes our board of directors, without any vote or action by the holders of common stock, to issue up to 25,000,000 shares of preferred stock from time to time in one or more series. Our board of directors is authorized to determine the number of shares and designation of any additional series of preferred stock and the dividend rights, dividend rate, conversion rights and terms, voting rights, redemption rights and terms, liquidation preferences, sinking fund terms and other rights, preferences, privileges and restrictions of any series of preferred stock. Issuances of preferred stock would be subject to the applicable rules of the NYSE or other organizations whose systems the stock may then be quoted or listed on. Depending upon the terms of preferred stock established by our board of directors, any or all series of preferred stock could have preferences over the common stock with respect to dividends and other distributions and upon liquidation. Issuance of any such shares with voting powers, or issuance of additional shares of common stock, would dilute the voting power of the outstanding common stock. There are currently no shares of preferred stock outstanding.

Specific Terms of a Series of Preferred Stock

The preferred stock we may offer will be issued in one or more series. Shares of preferred stock, when issued against full payment of its purchase price, will be fully paid and nonassessable. Their par value or liquidation preference, however, will not be indicative of the price at which they will actually trade after their issue. If necessary, the prospectus supplement will provide a description of U.S. Federal income tax consequences relating to the purchase and ownership of the series of preferred stock offered by that prospectus supplement.

The preferred stock will have the dividend, liquidation, redemption and voting rights discussed below, unless otherwise described in a prospectus supplement relating to a particular series. A prospectus supplement will discuss the following features of the series of preferred stock to which it relates:

     o    the designations and stated value per share;

     o    the number of shares offered;

     o    the amount of liquidation preference per share;

     o the initial public offering price at which the preferred stock will be issued;

     o the dividend rate, the method of its calculation, the form of payment of dividends, the dates on which dividends would be paid and the dates, if any, from which dividends would cumulate;

     o    any redemption or sinking fund provisions;

     o    any conversion or exchange rights; and

     o any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

Rank

Unless otherwise stated in the prospectus supplement, the preferred stock will have priority over our common stock with respect to dividends and distribution of assets, but will rank junior to all our outstanding indebtedness for borrowed money. Any series of preferred stock could rank senior, equal or junior to our other capital stock, as may be specified in a prospectus supplement, as long as our amended and restated certificate of incorporation so permits.

Dividends

Holders of each series of preferred stock shall be entitled to receive dividends to the extent and in the form specified in the prospectus supplement, when, as and if declared by our board of directors, from funds legally available for the payment of dividends. The rates, form and dates of payment of dividends of each series of preferred stock will be stated in the prospectus supplement. Dividends will be payable to the holders of record of preferred stock as they appear on our books on the record dates fixed by our board of directors. Dividends on any series of preferred stock may be cumulative or non-cumulative, as discussed in the prospectus supplement.

Convertibility

Shares of a series of preferred stock may be exchangeable or convertible into shares of our common stock, another series of preferred stock or other securities or property. The conversion or exchange may be mandatory or optional. The prospectus supplement will specify whether the preferred stock being offered has any conversion or exchange features, and will describe all the related terms and conditions.

Redemption

The terms, if any, on which shares of preferred stock of a series may be redeemed will be discussed in the prospectus supplement.

Liquidation

Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Vail Resorts, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount described in the related prospectus supplement plus an amount equal to any accrued and unpaid dividends for the then-current dividend period (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on that series of preferred stock are cumulative). These distributions will be made before any distribution is made on any securities ranking junior to the preferred stock with respect to liquidation, including our common stock. If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of that series will share ratably in proportion to the full liquidation preferences of each security. Holders of our preferred stock will not be entitled to any other amounts from us after they have received their full liquidation preference.

Voting Rights

The holders of shares of preferred stock will have no voting rights, except:

     o    as otherwise stated in the applicable prospectus supplement;

     o as otherwise stated in the certificate of designations establishing the series; or

     o    as required by applicable law.

No Other Rights

The shares of a series of preferred stock will not have any preferences, voting powers or relative, participating, optional or other special rights except:

     o    as discussed above or in the prospectus supplement;

     o as provided in our amended and restated certificate of incorporation and in the certificate of designations; and

     o    as otherwise required by law.

Transfer Agent

The transfer agent for each series of preferred stock will be named and described in the prospectus supplement for that series.

                    DESCRIPTION OF COMMON STOCK WE MAY OFFER

The following summary description of our common stock is based on the provisions of our amended and restated certificate of incorporation and amended and restated by-laws and the applicable provisions of the Delaware General Corporation Law. This information may not be complete in all respects and is qualified entirely by reference to the provisions of our amended and restated certificate of incorporation, amended and restated by-laws and the Delaware General Corporation Law. For information on how to obtain copies of our amended and restated certificate of incorporation and amended and restated by-laws, see "Where You Can Find More Information."

We may offer common stock, including common stock issuable upon the conversion of debt securities or preferred stock or as payment of dividends on, or redemption or repurchase of, preferred stock.

Common Stock

Our authorized capital stock consists of 20,000,000 shares of Class A common stock, par value $0.01 per share and 80,000,000 shares of common stock, par value $0.01 per share. As of March 1, 2004, there were approximately 7,439,834 shares of Class A common stock and 27,859,651 shares of common stock issued and outstanding held by approximately three stockholders and 5,200 stockholders respectively. The following description of our capital stock and provisions of our amended and restated certificate of incorporation and amended and restated by-laws are only summaries, and we encourage you to review complete copies of our amended and restated certificate of incorporation and amended and restated by-laws, which we have filed previously with the SEC.

All outstanding shares of common stock and Class A common stock are validly issued, fully paid and non-assessable. The rights of holders of Class A common stock and common stock are substantially identical, except that, while any Class A common stock is outstanding, holders of Class A common stock elect a class of directors that constitutes two-thirds of our board and holders of common stock elect another class of directors constituting one-third of our board. The Class A common stock is convertible into common stock (i) at the option of the holder,
(ii) automatically, upon transfer to a non-affiliate and (iii) immediately upon the occurrence of an event which results in the number of shares of Class A common stock outstanding falling below 5,000,000 (as such number shall be adjusted by reason of any stock split, reclassification or other similar transaction). The common stock is not convertible. Subject to the prior rights of the holders of any preferred stock, the holders of outstanding shares of common stock and Class A common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as our board of directors may from time to time determine. The holders of shares of common stock and Class A common stock will have no preemptive or subscription rights to purchase any of our securities. In the event of our liquidation, dissolution, winding up or distribution of our assets, the holders of common stock and Class A common stock are entitled to receive pro rata the assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock, if any, then outstanding. Each outstanding share of common stock and Class A common stock is entitled to vote on all matters submitted to a vote of stockholders.

Delaware Law and Certain Provisions of our Certificate of Incorporation and By-Laws

Statutory Provisions. We are a Delaware corporation and are subject to Section 203 of the Delaware General Corporation Law ("Delaware Law"). In general,
Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the time such person became an interested stockholder unless (i) prior to the time such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination, (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding (1) shares owned by persons who are both officers and directors of the corporation and (2) held by certain employee stock ownership plans) or (iii) at or subsequent to the time the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

Directors Liability and Indemnification. Our Amended and Restated Certificate of Incorporation (the "Certificate") provides that to the fullest extent permitted by the Delaware General Corporation Law or other applicable law, directors shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Under current Delaware Law, liability of a director may not be limited (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and
(iv) for any transaction from which the director derives an improper personal benefit. The effect of the provision of the Certificate is to eliminate our rights and our stockholders rights (through stockholders' derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate our rights or any right of our stockholders to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, our bylaws provide that we shall indemnify our directors, officers and employees to the fullest extent permitted by applicable law.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals. Our by-laws establish an advance notice procedure for stockholders to make nominations of candidates for election as director, or to bring other business before an annual meeting of our stockholders (the "Stockholder Notice Procedure").

The Stockholder Notice Procedure provides that only persons who are nominated by, or at the direction of, our board, or by a stockholder who has given timely written notice to our principal executive offices prior to the meeting at which directors are to be elected, will be eligible for election as directors. The Stockholder Notice Procedure provides that at an annual meeting only such business may be conducted as has been properly brought before the meeting by, or at the direction of, our board or by a stockholder who has given timely written notice to our principal executive offices of such stockholder's intention to bring such business before such meeting. Under the Stockholder Notice Procedure, to be timely, notice of stockholder nominations or proposals to be made at an annual or special meeting must be received by us not less than 30 days prior to the scheduled date of the meeting (or, if less than 60 days' notice of the date of the meeting is given, the 9th day following the day such notice was made).

Under the Stockholder Notice Procedure, a stockholder's notice to us proposing to nominate a person for election as a director must contain certain information about the nominating stockholder and the proposed nominee. Under the Stockholder Notice Procedure, a stockholder's notice relating to the conduct of business other than the nomination of directors must contain certain information about such business and about the proposing stockholder. If the officer presiding at a meeting determines that a person was not nominated, or other business was not properly brought before the meeting, in accordance with the Stockholder Notice Procedure, such person will not be eligible for election as a director, or such business will not be transacted at such meeting, as the case may be.

By requiring advance notice of nominations by stockholders, the Stockholder Notice Procedure affords our board an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by our board, to inform stockholders about such qualifications. By requiring advance notice of other proposed business, the Stockholder Notice Procedure also provides a more orderly procedure for conducting annual meetings of stockholders and, to the extent deemed necessary or desirable by our board, provides our board with an opportunity to inform stockholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with any recommendations as to our board's position regarding action to be taken with respect to such business, so that stockholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

Although our by-laws do not give our board any power to approve or disapprove stockholder nominations for the election of directors or proposals for action, the foregoing provisions may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deferring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Written Consent of Stockholders. Our by-laws provide that stockholders may consent to corporate action by written consent without a meeting. Any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent shall, by written notice to our secretary, request that our board of directors fix a record date. Written consents shall be delivered to us by delivery to our registered office in Delaware, our principal place of business, or to any of our officers or agents having custody of the book in which proceedings of meetings of stockholders are recorded, by hand or by certified or registered mail, return receipt requested (the "Delivery Requirements"). We will engage independent inspectors of elections for the purpose of performing promptly a ministerial review of the validity of the consents and revocations. For the purpose of permitting the inspectors to perform such review, no action by written consent without a meeting shall be effective until such date as the independent inspectors certify to us that the consents delivered to us in accordance with the Delivery Requirements represent at least the minimum number of votes that would be necessary to take the corporate action. Our board of directors or any stockholder shall not be entitled to contest the validity of any consent or revocation thereof, whether before or after such certification by the independent inspectors, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation). The written consents shall be effective to take the corporate action referred to therein only if, within sixty (60) days of the earliest dated written consent received in accordance with the Delivery Requirements, a written consent or consents signed by a sufficient number of holders to take action are delivered to us pursuant to the Delivery Requirements.

Certain Effects of Authorized but Unissued Stock. As of March 1, 2004, there were 12,560,166 shares of Class A common stock authorized but unissued, 38,132,645 shares of common stock authorized but unissued (and not reserved for issuance upon conversion of the Class A common stock or exercise of options), and 25,000,000 shares of preferred stock authorized but unissued, for future issuance without additional stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future offerings to raise additional capital or to facilitate corporate acquisitions.

The issuance of preferred stock could have the effect of delaying or preventing a change in our control. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of the common stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the common stock.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board to issue shares to persons friendly to current management, which could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of us.

Transfer Agent and Registrar

The Transfer Agent and Registrar for the common stock is Wells Fargo Bank Minnesota, N.A.

In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets available for distribution, subject to any prior rights of any holders of preferred stock, if any, then outstanding.

                     LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE

Unless otherwise mentioned in the prospectus supplement, securities will be issued in the form of one or more global certificates, or global securities, registered in the name of a depositary or its nominee. Unless otherwise mentioned in the prospectus supplement, the depositary will be The Depository Trust Company, commonly referred to as DTC. DTC has informed us that its nominee will be Cede & Co. Accordingly, we expect Cede & Co. to be the initial registered holder of all securities that are issued in global form. No person that acquires a beneficial interest in those securities will be entitled to receive a certificate representing that person's interest in the securities except as mentioned below or in the prospectus supplement. Unless definitive securities are issued under the limited circumstances described below,

     o all references in this prospectus to actions by holders of securities issued in global form refer to actions taken by DTC upon instructions from its participants; and

     o all references to payments and notices to holders refer to payments and notices to DTC or Cede & Co., as the registered holder of these securities.

DTC has informed us that it is a limited purpose trust company organized under the New York Banking Law, a banking organization within the meaning of the New York Banking Law, a member of the Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code, and a clearing agency registered under Section 17A of the Securities Exchange Act of 1934, as amended, and that it was created to hold securities for its participating organizations and to facilitate clearance and settlement of securities transactions among its participants through electronic book-entry. This eliminates the need for physical movement of certificates. DTC's participants include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Persons that are not participants or indirect participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, securities may do so only through participants and indirect participants. Under a book-entry format, holders may experience some delay in their receipt of payments, as these payments will be forwarded by our designated agent to Cede & Co., as nominee for DTC. DTC will forward these payments to its participants, who will then forward them to indirect participants or holders. Holders will not be recognized by the relevant registrar, transfer agent, warrant agent or unit agent as registered holders of the securities entitled to the benefits of our amended and restated certificate of incorporation and/or the applicable indenture, deposit agreement, warrant agreement, purchase contract agreement or unit agreement. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

Under the rules, regulations and procedures governing DTC and its operations as currently in effect, DTC will be required to make book-entry transfers of securities among participants and to receive and transmit payments to participants. DTC rules require participants and indirect participants with which beneficial securities owners have accounts to make book-entry transfers and receive and transmit payments on behalf of their respective account holders.

Because DTC can act only on behalf of participants, the ability of a beneficial owner of securities issued in global form to pledge those securities to non-participants may be limited due to the unavailability of physical certificates for these securities. Beneficial owners may also be unable to sell interests in their securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under its certificate of incorporation or the relevant indenture, deposit agreement, warrant agreement, purchase contract agreement or unit agreement only at the direction of one or more participants to whose accounts with DTC those securities are credited.

Unless otherwise mentioned in the prospectus supplement, a global security will be exchangeable for definitive securities registered in the names of persons other than DTC or its nominee only if:

     o DTC notifies us that it is unwilling or unable to continue as depositary for that global security or if DTC ceases to be a clearing agency registered under the Exchange Act when it is required to be so registered;

     o we execute and deliver to the relevant registrar, transfer agent, trustee, depositary, warrant agent and/or unit agent an order complying with the requirements of our amended and restated certificate of incorporation and amended and restated by-laws or the relevant indenture, deposit agreement, warrant agreement, purchase contract agreement and/or unit agreement that this global security shall be so exchangeable; or

     o there has occurred and is continuing a default in the payment of any amount due in respect of the securities or, in the case of debt securities, an event of default or an event that, with the giving of notice or lapse of time, or both, would constitute an event of default with respect to those debt securities.

In these circumstances, the global security will be exchangeable for securities registered in the names that DTC directs.

DTC will generally not be required to notify its participants of the availability of definitive securities. When DTC surrenders the global security and delivers instructions for reregistration, the registrar, transfer agent, trustee, depositary, warrant agent or unit agent, as the case may be, will reissue the securities as definitive securities.

Except as described above, a global security may not be transferred except as a whole to DTC or another nominee of DTC, or to a successor depositary we appoint. Except as described above, DTC may not sell, assign, transfer or otherwise convey any beneficial interest in a global security unless the beneficial interest is in an amount equal to an authorized denomination for those securities.

None of Vail Resorts, the trustees, any registrar and transfer agent, any depositary, any warrant agent, any purchase contract agent or any unit agent, or any of their agents, will have any responsibility for any aspect of DTC's or any participant's records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

                             VALIDITY OF SECURITIES

The validity of any securities will be passed upon for us by Cahill Gordon & Reindel LLP.

                                     EXPERTS

The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended July 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and special reports, proxy statements, any amendments to those reports and other information with the SEC. You may read and copy any documents filed by us with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Reports, proxy statements and information statements, any amendments to those reports and other information filed electronically by us with the SEC are available to the public at the SEC's website at http://www.sec.gov.

We have filed a registration statement on Form S-3 with the SEC relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of Vail Resorts, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC's public reference room in Washington, D.C., as well as through the SEC's website.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC's rules allow us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement, as well as any such reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents filed with the SEC:

     o    Our Annual Report on Form 10-K for the year ended July 31, 2003.

     o    Our Quarterly Report on Form 10-Q for the quarter ended October 31,
          2003.

     o    Our Quarterly Report on Form 10-Q for the quarter ended January 31,
          2004.

     o    Our Current Report on Form 8-K filed February 2, 2004.

     o    Proxy Statement for our 2003 Annual Meeting of Shareholders.

We will provide a copy of the documents we incorporate by reference, at no cost, to any person who receives this prospectus, including any beneficial owner of our common stock. To request a copy of any or all of these documents, you should write or telephone us at the following address and telephone number:

                               Vail Resorts, Inc.
                                Post Office Box 7
                              Vail, Colorado 81658
                            Telephone: (970) 845-2500
                          Attention: Investor Relations
                           http://www.vailresorts.com

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following is a statement of estimated expenses, other than underwriting discounts and commissions (all of which are estimated other than the SEC registration fee), to be incurred by the Registrant in connection with the distribution of the securities registered under this registration statement.

                                                     Estimated Amounts
                                                     -----------------
          SEC Securities Act registration fee               $12,670
          Trustee's fees and expenses                       $25,000
          Legal fees                                       $100,000
          Accountant's fees                                 $10,000
          Printing expenses                                 $50,000
          Miscellaneous                                     $10,000
                                                     -----------------
          Total                                            $207,670
                                                     -----------------

Item 15.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the "DGCL") makes provision for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify the officers and directors of the registrant under certain circumstances for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

The Company's Amended and Restated Certificate of Incorporation (the "Certificate") provides that to the fullest extent permitted by Delaware Law or another applicable law, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Under current Delaware Law, liability of a director may not be limited (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or purchases and (iv) for any transaction from which the director derives an improper personal benefit. The effect of the provision of the Certificate is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the Company's Restated Bylaws (the "Bylaws") provide that the Company shall indemnify its directors, officers and employees to the fullest extent permitted by applicable law.

The Bylaws provide that the Company may indemnify any person who is or was involved in any manner or is threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action, suit or proceeding by or in the right of the registrant to procure a judgment in its favor), by reason of the fact that he is or was or had agreed to become a director, officer or employee of the registrant or is or was or had agreed to become at the request of the board or an officer of the registrant a director, officer or employee of another corporation, partnership, joint venture, trust or other entity against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding.

Item 16.  Exhibits.

1.1* Form of Underwriting Agreement.

4.1 Shareholder Agreement among Vail Resorts, Inc., Ralston Foods, Inc., and Apollo Ski Partners, L.P. dated January 3, 1997. (Incorporated by reference to Exhibit 2.4 of the report on Form 8-K of Vail Resorts, Inc. dated January 8, 1997.)

4.2 First Amendment to the Shareholder Agreement dated as of November 1, 1999, among Vail Resorts, Inc., Ralcorp Holdings, Inc. (f/k/a Ralston Foods, Inc.) and Apollo Ski Partners, L.P. (Incorporated by reference to Exhibit 10.17(b) of the report on Form 10-Q of Vail Resorts, Inc. for the quarter ended January 31, 2000.)

4.3  Form of Senior Indenture.

4.4  Form of Subordinated Indenture.

4.5  Form of Senior Debt Security. (Included in Exhibit 4.3.)

4.6  Form of Subordinated Debt Security. (Included in Exhibit 4.4.)

5.1** Opinion of Cahill Gordon & Reindel LLP.

12.1 Statement of Computation of Ratio of Earnings to Fixed Charges.

23.1(a) Consent of Independent Accountants.

23.1(b) Consent of Independent Accountants.

23.2** Consent of Cahill Gordon & Reindel LLP (contained in Exhibit 5.1).

24.1** Powers of Attorney.

25.1* Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of the Trustee under the Senior Indenture.

25.2* Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of the Trustee under the Subordinated Indenture.

_________________

*To be filed by amendment

** Previously filed


Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
     1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (6) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on the 25th day of March, 2004.


                               VAIL RESORTS, INC.


                               By: /s/ JEFFREY W. JONES
                                   -----------------------------------
                                   Name:  Jeffrey W. Jones
                                   Title: Chief Financial Officer and
                                          Senior Vice President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


              Signature                                       Title                                 Date
---------------------------------       ----------------------------------------------         --------------
           /S/ADAM M. ARON              Chairman of the Board, Chief Executive Officer         March 25, 2004
---------------------------------       and Director (Principal Executive Officer)
             Adam M. Aron

         /S/JEFFREY W. JONES            Senior Vice President and Chief Financial              March 25, 2004
---------------------------------       Officer (Principal Financial Officer)
           Jeffrey W. Jones

           /S/FRANK BIONDI*             Director                                               March 25, 2004
---------------------------------
             Frank Biondi

          /S/JOHN J. HANNAN*            Director                                               March 25, 2004
---------------------------------
            John J. Hannan

          /S/JOHN R. HAUGE*             Director                                               March 25, 2004
---------------------------------
            John R. Hauge

       /S/ROLAND A. HERNANDEZ*          Director                                               March 25, 2004
---------------------------------
         Roland A. Hernandez

          /S/ROBERT A. KATZ*            Director                                               March 25, 2004
---------------------------------
            Robert A. Katz

          /S/THOMAS H. LEE*             Director                                               March 25, 2004
---------------------------------
            Thomas H. Lee

         /S/WILLIAM L. MACK*            Director                                               March 25, 2004
---------------------------------
           William L. Mack

        /S/JOE R. MICHELETTO*           Director                                               March 25, 2004
---------------------------------
          Joe R. Micheletto

          /S/JOHN F. SORTE*             Director                                               March 25, 2004
---------------------------------
            John F. Sorte



                                      II-4

              Signature                                       Title                                 Date
---------------------------------       ----------------------------------------------         --------------


        /S/WILLIAM P. STIRITZ*          Director                                               March 25, 2004
---------------------------------
          William P. Stiritz

          /S/JAMES S. TISCH*            Director                                               March 25, 2004
---------------------------------
            James S. Tisch

         /S/JEFFREY W. JONES            Attorney-in-Fact                                       March 25, 2004
---------------------------------
           Jeffrey W. Jones


*        By Attorney-in-Fact






                                      II-5